EXHIBIT 99.2

MASOOD JABBAR JOINS OPENWAVE’S BOARD OF DIRECTORS

REDWOOD CITY, Calif.—August 21, 2003—Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced that Masood Jabbar has been elected to its board of directors.

Jabbar spent more than 16 years at Sun Microsystems, most recently serving as executive vice president of global sales operations. He has also held positions at Xerox and IBM during his more than 30 years in the technology industry.

“I am pleased to welcome a leader with Masood’s experience to the board,” said Bernard Puckett, chairman of the board. “He brings deep industry knowledge and experience in general management, finance, international assignments and global sales.”

“As operators worldwide are gaining momentum with data services, Openwave has emerged as the leading supplier of software and services for communications service providers,” said Jabbar. “Openwave’s position in the industry, its strong management team and product portfolio make it an exciting company to be involved in.”

Don Listwin, president and CEO of Openwave adds, “We look forward to the benefits of Masood’s insights and counsel, especially in the areas of strategy and global sales management where he has been so successful. I look forward to working with him.”

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

MEDIA CONTACT:

Michele Landry

Openwave Systems Inc.

650-480-4622

Michele.landry@openwave.com